Exhibit 99.1

Liedtkie Drops Lawsuit Against TROY

Santa Ana, CA – September 24, 2004 - Troy Group, Inc. (NASDAQ: TROY)  announced today that Roy Liedtkie, who filed an action seeking to enjoin the proposed merger between TROY and Dirk, Inc., as well as damages, has dismissed his action with prejudice and without any payment from the defendants.  Liedtkie was one of five plaintiffs who filed an action seeking to enjoin the merger and was the only plaintiff seeking damages.

About TROY Group

TROY Group, Inc. (“TROY”) offers a full range of products to its customers in two primary product lines: Secure Payment Systems and Wireless and Connectivity Solutions.  Secure Payment Systems include Security Printing Solutions which enable the secure printing and management of checks, and Financial Service Solutions which enable secure electronic payments.  Wireless and Connectivity Solutions includes hardware and software solutions that enable enterprises to share intelligent devices, such as printers, either wirelessly or using traditional networks.  TROY distributes products to major corporations, banks, key government accounts and distributors worldwide.  Visit TROY at www.troygroup.com.

TROY filed a preliminary proxy statement with the Securities and Exchange Commission on June 17, 2004.  Prior to consummation of the merger, TROY will file a definitive proxy statement with the Securities and Exchange Commission and will distribute such proxy statement to investors and stockholders.  Investors and stockholders are advised to read the proxy statement when it becomes available because it will contain important information about the parties to the merger and the terms and conditions of the merger.

Investors and stockholders may obtain copies of the proxy statement (when available) and other documents filed by the parties with the Securities and Exchange Commission, free of charge, at the Securities and Exchange Commission’s website at http://www.sec.gov.  Investors and stockholders may also obtain, free of charge, copies of the proxy statement (when available) and such other documents from TROY by directing such request to TROY Group, Inc., 2331 South Pullman Street, Santa Ana, California, 92705, 949-250-3280.

TROY and its executive officers and directors may be deemed to be participants in the solicitation of proxies from stockholders of TROY with respect to the transactions contemplated by the merger agreement. Information regarding such executive officers and directors is included in TROY’s Annual Report on Form 10-K for the fiscal year ended November 30, 2003.

This document is available, free of charge, at the Securities and Exchange Commission’s website at http://www.sec.gov and from TROY at TROY Group, Inc., 2331 South Pullman Street, Santa Ana, California, 92705, 949-250-3280.

CONTACT: TROY Group, Inc.

Patrick J. Dirk/Dennis C. Fairchild

949-250-3280
949-250-8972
www.troygroup.com

SOURCE: TROY Group, Inc.